Exhibit 10.8
LEASE TERMINATION AGREEMENT
THIS LEASE TERMINATION AGREEMENT (this “Agreement”) is made as of June 8, 2006 by and between Carson Dominguez Properties, L.P. (“Lessor”), and Micromet, Inc. (successor by merger to CancerVax Corporation) (“Lessee”), with reference to the following recitals:
RECITALS
WHEREAS, Lessor and Lessee are parties to that certain Standard Industrial Multi-Tenant Lease-Net, dated as of July 14, 2004 (the “Lease”), pursuant to which Lessor leased to Lessee’s predecessor certain premises located at 18120 Central Avenue, Carson, California, as more particularly described in the Lease (the “Premises”); and
WHEREAS, Lessor and Lessee now wish to terminate the Lease and the leasing relationship set forth therein upon the terms and conditions set forth herein; and
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee hereby agree as follows:
     1. Defined Terms; Termination Date: Terms used herein and not defined shall have the meanings set forth in the Lease. Subject to the provisions hereof, the Lease and all rights and obligations of Lessor and Lessee thereunder shall terminate as of 5 p.m., Los Angeles time, on June 30, 2006 (the “Lease Termination Date”), other than those rights and obligations that the Lease provides survive termination, provided that notwithstanding anything contained in the Lease or herein to the contrary, the survival of any obligations of Lessee shall expire on the last of (i) the date Lessor receives the Termination Fee payment from Lessor as provided in Paragraph 3 herein, (ii) the date Lessor receives the Demolition Deposit as provided in Paragraph 4 herein, (iii) the date Lessee actually vacates the Premises in accordance with this Agreement and the Lease, and (iv) the Lease Termination Date. On or before the Lease Termination Date, Lessee shall surrender possession of the Premises to Lessor in accordance with the terms of the Lease, except as specifically modified by this Agreement, and deliver to Lessor all keys to locks at the Premises.
     2. Covenants, Representations and Warranties; Security Deposit: Lessee represents and warrants to Lessor that, except for damages described in this Paragraph 2, to Lessee’s best knowledge, there is no damage to the Premises that Lessee would be required to correct under the Lease, and that Lessee is the sole owner of the tenant interest under the Lease. Prior to the Lease Termination Date, Lessee shall remove all personal property from the Premises and repair any damage resulting from such removals. Promptly following the performance by Lessee of all of its obligations hereunder including payment of the Demolition Deposit, and in any event, not later than 30 working days thereafter, Lessor shall release Lessee’s Bank of America letter of credit #3065045 held as Security Deposit. Each of Lessor and Lessee hereby represents and warrants that the other party is not otherwise in breach of and each is not aware of any event which with the passage of time would result in an event of default under the Lease, and other than the obligations set forth in this Agreement, there are no other obligations which have not been met or fulfilled under the Lease.

     3. Termination Fee: In consideration of Lessor’s agreement to accept an early termination of the Lease, Lessee agrees to pay Lessor on the date hereof in immediately available funds, a termination fee equal to $200,066.00 (the “Termination Fee”).
     4. Demolition Expenses: Pursuant to the Lease, Lessee is obligated to cause the demolition of Lessee’s tenant improvements. Lessor shall perform such obligations on behalf of Lessee, and Lessee shall pay the costs thereof by delivering to Lessor on the date hereof in immediately available funds a demolition cost deposit in the amount of $362,192.00 (the “Demolition Deposit”). The Demolition Deposit shall be used for the demolition of improvements to the Premises made by Lessee and repairs and restoration to the Premises occasioned thereby. Any costs in excess of the Demolition Deposit for the demolition of Lessee’s improvements shall be paid by Lessor.
     5. Utilities: Effective on the Lease Termination Date Lessee shall transfer all utilities into Lessor’s name. If any utilities are not transferred as of the Lease Termination Date, Lessee and Lessor agree that the costs will be prorated as of the Lease Termination Date, with Lessee paying all costs attributable to the period prior to and including the Lease Termination Date. Any and all utility deposits paid by Lessee shall be returned to Lessee upon the transfer of the utility services.
     6. Performance Through Lease Termination Date: Each of Lessee and Lessor expressly understands and agrees that it shall be obligated to fully comply with all terms and conditions of and to perform all of its respective obligations under the Lease through and until the Lease Termination Date.
     7. Condition to Effectiveness: Lessor’s agreement to accept an early termination of the Lease is expressly conditioned upon (i) Lessee vacating the Premises on or before the Lease Termination Date and Lessee paying the Lease Termination Fee and Demolition Deposit in full in immediately available funds and (ii) the full execution of a new lease agreement between Lessor and JAS Forwarding USA, Inc. for the Premises. Upon satisfaction of the foregoing, this Agreement shall, automatically and without any further action, be effective and binding upon the parties. If such conditions are not satisfied on or before the Lease Termination Date, Lessor may terminate this Agreement, in which event Lessor shall return the Termination Fee and Demolition Deposit to Lessee.
     8. Miscellaneous: This Agreement can be amended only by an amendment in writing signed by all the parties, and any term herein can be waived only by a written waiver signed by the party against whom such waiver is to be asserted. This Agreement is intended to be the final expression of the parties’ agreement and supersedes any and all prior restrictions, promises, representations, warranties, agreements, understandings and undertakings between the parties with respect to the within subject matter. There are no restrictions, promises, representations, warranties, agreements, understandings or undertakings with respect to such subject matter other than those set forth or referred to herein. Time is of the essence in this Agreement.

     9. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have executed or caused their duly authorized representatives to execute, this Agreement as of the date and year first above written.

LESSOR:			LESSEE:

CARSON DOMINGUEZ PROPERTIES, L. P.			MICROMET, INC.

By:	Carson Estate Trust, its general partner

	By:	/s/ James D. Flynn	By:	/s/ Gregor Mirow

		James D. Flynn		SVP Operations
President

	By:	/s/ Matthew J. Vanderhorst

Matthew J. Vanderhorst
Senior Vice President